Exhibit 5.3

[LETTERHEAD OF JACKSON WALKER L.L.P.]

September 13, 2018

QVC San Antonio, LLC

9855 Westover Hills Boulevard

San Antonio, TX  78251

Re:                             Amendment No. 1 to Form S-3 Registration Statement filed by QVC, Inc., a Delaware corporation (the “Issuer”) on September 7, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by Preliminary Prospectus Supplement and Final Prospectus Supplement, each dated September 6, 2018 and filed by the Issuer with the Commission under the Securities Act (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as local Texas counsel to QVC San Antonio, LLC, a Texas limited liability company (the “Company”), in connection with the public offering of $225,000,000 in aggregate principal amount of the Issuer’s 6.375% Senior Secured Notes due 2067 (the “Notes”).  The Notes will be issued under the Issuer’s Indenture, dated September 13, 2018, as supplemented by the Supplemental Indenture dated as of September 13, 2018 (as supplemented, the “Indenture”) among the Issuer, the Company and certain other subsidiaries of the Issuer (the Company and such other subsidiaries are collectively referred to herein as the “Guarantors” and together with the Issuer, the “Credit Parties”) and U.S. Bank National Association, as trustee.

In connection with this opinion letter, we have examined the (1) the Indenture; (2) the forms of the Notes and related Notation of Guarantee affixed to the Notes executed by the Company in favor of the holders of the Notes; (3) the organizational documents of the Company; and (4) certain resolutions adopted by the governing body or entity of the Company relating to the Indenture, the issuance of the Notes and related Notations of Guarantee, and related matters.  We have also examined certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary to enable us to state the opinions expressed below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties.  As to any facts material to the opinions expressed herein, we have relied upon the representations contained in the Registration

Statement and the Indenture, upon certificates of officers or other representatives of the Company.

Our opinions expressed herein are limited solely to matters governed by the laws of the State of Texas (excluding, however, securities laws and other laws which are understood as a matter of customary practice to be covered by third-party opinion letters only when they are referred to expressly).  We express no opinion as to the application of the laws of any other jurisdiction or the securities or blue sky laws of the various states to the Exchange Offer.

Based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion:

1.             Based on (a) the Certificate dated September 6, 2018, issued by the Office of the Secretary of State of the State of Texas, a copy of which is attached hereto as Exhibit A, and (b) the page entitled “Franchise Tax Details” as of 09/12/2018 14:41:42 obtained from the website of the Texas Comptroller of Public Accounts, a copy of the printout of which is attached hereto as Exhibit B, the Company is validly existing as a limited liability company under the laws of the State of Texas and its Franchise Tax status (i.e. right to transact business in the State of Texas) is “Active” (meaning that its right to transact business in the State of Texas has not been forfeited for failure to file a franchise tax report or pay franchise taxes).

2.             The execution, delivery and performance by the Company of the Indenture as a Guarantor (including its guarantee of the Notes pursuant the Notations of Guarantee affixed thereto) are within its limited liability company powers, have been duly authorized by all necessary limited liability company action of the Company, and do not result in a violation of any provisions of (i) the Certificate of Formation of the Company dated October 28, 2008, filed in the Office of the Secretary of State of the State of Texas on October 28, 2008, or (ii) the Company Agreement of the Company dated October 29, 2008.

This opinion letter speaks only as of the date hereof and is being delivered to you in connection with the above described transactions and may not be relied on by you for any other purpose.  We consent to reliance upon this opinion letter by Sherman & Howard L.L.C. in connection with the opinion it is delivering pursuant to the Registration Statement.  Further, we hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jackson Walker L.L.P.

JCH; dss

Exhibit A Certificate Corpomti:O<IS Section P.O.Box 13697 Austin, Texas 787 11-3697 Office of the Secretary of State Rolando B. Pablos Secrcr;uy of Stare The undersigned, as Secretary of State ofTexas, does hereby certify that the document, Certificate of Conversion for QVC San AJ1tonio, LLC (file number 801045631), a Domestic Limited Liability Company (LLC), was lile<l in this office on Oclober 28, 2008. It is n•rtl1er certified that tile entity status in Texas is in existence. IT IS FURTHER CERTIFIED that a diligent se.uch of the records of this otl’ice reveals tbat the followillg described documenls are on tile as of this date for such entity: Certificate of Conversion Public (,.formation Report (PIR) Change ofName or Address by Registered Agent Public Information Report (PIR) Public Information Report (PIR) Public Information Repott (PIR) Certiticale of Merger Public Information Report (PIR) Pu blic Iuformation Report (PIR) October 23, 2008 December 3 I, 2008 October 30, 2009 December 31, 2009 December 31, 2010 December 31, 2012 April29, 2013 December 31, 20 l3 December31, 2017 In testimony whereof;I have hereuoto signed my name oflicially and caused to be impressed bereoo the Se.1l of State at my office in Austin,Texas on September 06, 2()18, Rolando B. Pablos Secretary of St11te Come visit us on !lie internet at hllp:l/www..w.r.stMe.tx.usl Phone: (512) 463·5555 Fax:(S 12) 463-5709 Dial:7-1·1fc>r Relay Services Prepare<! by:Deborah Rogers TID:10250 Document:835373750002

ExhibitB Franchise Tax Details PGi?,e Printout Franchise Tax Details X Franchise Search Results Public Information Report tit As of : 09/12/2018 14:4142 This Page is Not Sufficient for Filings with the Secretary of State Obtain a certification for filings with the Secretary of State. QVC SAN ANTONIO, LLC Texas Taxpayer Number 15217654951 1200 WILSON DR WEST CHESTER, Mailing Address PA 19380 0 Right to Transact Business in Texas ACTIVE State of Formation TX Effective SOS Registration Date 10/29/2008 Texas SOS File Number 0801045631 CORPORATION SERVICE Registered Agent Name COMPANY DBA CSC - LAWYERS INCO Registered Office Street Address 211 E. 7TH STREET SUITE 620 AUSTIN, TX 78701